CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form N-2 (the "Registration Statement") of our report dated October 25, 2000, relating to the financial statements and financial highlights appearing in the August 31, 2000 Annual Report to Shareholders of Liberty Floating Rate Fund and Stein Roe Floating Rate Limited Liability Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2001